SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 18, 2007

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Aspen Insurance U.S. Services, Inc. Identification No.)

Maxwell Roberts Building
1 Church Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:   (441) 295-8201

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 — Entry into a Material Definitive Agreement

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2007, the Board of Directors of Aspen Insurance Holdings Limited (‘‘Aspen’’ or ‘‘the Company’’) announced that its Chairman, Mr. Paul Myners, will retire from the Board and all subsidiaries effective May 2, 2007, following the Company’s Annual General Meeting. Mr. Myners has been Chairman since the Company’s founding in 2002.

Mr. Glyn Jones will succeed Mr. Myners as Chairman. He has been a Board member since 2006.  Mr. Jones is the former CEO of Thames River Capital, Gartmore Investment Management, Coutts Natwest Group and Coutts Group, and a former consulting partner with Coopers & Lybrand / Deloitte Haskins & Sells Management Consultants.

The terms of Mr. Myners’ retirement will be set forth in a letter agreement between Mr. Myners and the Company (the ‘‘Retirement Letter’’). The summary below is qualified by the actual terms of the Retirement Letter, which will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2007.

Mr. Myners will receive the following compensation from the Company as consideration for continuing obligations on his part (as detailed further below). This compensation includes the following:

•	a pro rated bonus of £50,000 ($98,000) for the period of appointment as Chairman from January 1, 2007 to April 30, 2007;

•	the vesting on his departure date of the as yet unvested options granted in 2003 (representing 17.77% of the 314,110 options awarded to Mr. Myners under the Aspen Insurance Holdings Limited 2003 Share Incentive Plan), such that all of such options will have vested as of his departure date;

•	the vesting on his departure date of one-third of the 12,684 options and 864 performance shares awarded to Mr. Myners on February 16, 2006, such performance share incentives having met their performance targets; and

•	effective on his departure date, the period in which Mr. Myners must exercise any vested options will be extended from 3 months to August 20, 2008, and prior contractual restrictions on his ability to sell shares held at the time of the Company’s initial public offering will be lifted.

As consideration for the above compensation, the Retirement Letter will impose upon Mr. Myners certain continuing obligations following his resignation. Mr. Myners will be subject to certain covenants not to compete, including (i) for a period of one year from his departure date, a prohibition against working for Aspen’s competitors (ii) for a period of two years from his departure date, a prohibition against soliciting or enticing away from the Company or any of its subsidiaries any member of management or head of any underwriting team, and (iii) for a period of two years from his departure date, a prohibition against canvassing, soliciting or approaching any member of management or head of any underwriting team of the Company or any of its subsidiaries.

The terms of Mr. Jones’ appointment to the position of Chairman of Aspen will be set forth in a letter agreement between Mr. Jones and the Company (the ‘‘Appointment Letter’’). The summary below is qualified by the actual terms of the Appointment Letter, which will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2007.

Mr. Jones will receive the following compensation from the Company as consideration for the additional duties and obligations he will assume as Chairman:

•	a Chairman’s fee of £200,000 per annum (gross);

•	eligibility for a bonus, the amount of which shall be entirely at the discretion of the Company and includes the right to award no bonus at all (the bonus target will be 100% of the Chairman’s annual fee), and a guaranteed bonus of £133,000 for 2007; and

•	an annual grant of Restricted Stock Units to the value of $200,000 for each year in which Mr. Jones serves as Chairman, with the Restricted Stock Units vesting in one-third tranches over three years.

During Mr. Jones’ term as Chairman, he will not receive any further compensation for serving on any committees of the Board or on the boards of directors of any of Aspen’s subsidiaries. In the event that

Mr. Jones ceases to hold the position of Chairman at any time, whether by failure to be re-elected or by his resignation, but remains a member of the Board, his compensation will be on the same terms as applicable to members of the Board generally and he will no longer be entitled to the compensation as provided above.

The Appointment Letter will also contain certain provisions relating to the termination of Mr. Jones as Chairman, including that the Company reserves the right to terminate Mr. Jones’ appointment at any time by giving him not less than six months’ notice in writing, such notice to expire at any time, or by making a payment of six months’ fees in lieu of notice.

The attached press release, furnished as Exhibit 99 to this Current Report on Form 8-K, provides additional information on the retirement of Mr. Myners and the appointment of Mr. Jones.

Section 9 — Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

(d)	The following exhibit is furnished as part of this report:

99	Press Release from Aspen Insurance Holdings Limited dated April 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED
(Registrant)
Dated: April 18, 2007	By:	/s/ Julian Cusack
Name: Julian Cusack
Title: Chief Financial Officer